Mail Stop 4561
								January 23, 2006

By U.S. Mail

Anthony L. Havens
Chief Executive Officer and Principal Financial Officer
Sparta Commercial Services, Inc.
462 Seventh Avenue, 20th Floor
New York, New York 10018

	Re:	Sparta Commercial Services, Inc.
Form 10-KSB for the Fiscal Year Ended April 30, 2005
File No. 000-09483

Dear Mr. Havens:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


								Don Walker
								Senior Assistant Chief
								Accountant